SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
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                                  FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

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       Date of report (Date of earliest event reported): May 20, 2002


                           AEROFLEX INCORPORATED
             (Exact Name of Registrant as Specified in Charter)


          Delaware                   000-02324                11-1974412

(State of Other Jurisdiction         (Commission            (IRS Employer
     of Incorporation)               File Number)         Identification No.)


     35 South Service Road, Plainview, New York                     11803
     (Address of Principal Executive Offices)                     (Zip Code)


                               (516) 694-6700
            (Registrant's telephone number, including area code)


                                    N/A
       (Former name or former address, if changed since last report)




Item 2.  Acquisition or Disposition of Assets.

         Testco Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Aeroflex Incorporated, a Delaware corporation ("Aeroflex"), has accepted for purchase all of the shares of common stock (including the associated rights to purchase common stock, the "Shares") of IFR Systems, Inc., a Delaware corporation ("IFR") which were properly tendered and not withdrawn in the Purchaser's tender offer for all of the outstanding Shares (the "Tender Offer") at a purchase price of $1.35 per Share net to the seller in cash (the "Offer Price").

         The initial period of the Tender Offer expired at 12:00 noon, New York City time, on Monday, May 20, 2002. Approximately 6,940,836 Shares validly tendered and not withdrawn as of the expiration of the Tender Offer (including 284,813 Shares tendered by notice of guaranteed delivery) were accepted for purchase, which represents approximately 83.8% of the issued and outstanding Shares and 75.1% of the Shares on a fully diluted basis.

         In accordance with the terms of the Merger Agreement, dated as of April 13, 2002, among Aeroflex, IFR and the Purchaser (the "Merger Agreement"), Aeroflex has determined to provide a subsequent offering period (the "Subsequent Offering Period") during which holders of Shares may tender their Shares and receive the Offer Price. The Subsequent Offering Period began at 12:01 p.m. New York City time on Monday, May 20, 2002 and expires at 11:59 p.m. New York City time on Monday, June 3, 2002. During the Subsequent Offering Period, Shares will be accepted and promptly paid for as they are tendered. Shares that are tendered during the Subsequent Offering Period may not be withdrawn. Aeroflex and the Purchaser reserve the right to extend the Subsequent Offering Period in accordance with applicable law.

         Pursuant to the terms of the Merger Agreement, any remaining publicly held Shares after the Subsequent Offering Period will be acquired for $1.35 per Share in a subsequent second-step merger of the Purchaser and IFR (the "Merger") upon satisfaction or waiver of the conditions to the Merger under the Merger Agreement, including the approval of the Merger Agreement by holders of Shares if required by applicable law. As a result of the purchase of Shares by the Purchaser in the Tender Offer, the Purchaser has sufficient voting power to approve the Merger without the vote of any other holder of Shares. In addition, if the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Tender Offer (including during the Subsequent Offering Period), pursuant to the option to purchase Shares granted by IFR to the Purchaser under the Merger Agreement, or otherwise, then the Merger would be completed without a vote of holders of Shares, in accordance with applicable law.

         Simultaneously with the acceptance for purchase of Shares in the Tender Offer and in accordance with the Merger Agreement, Aeroflex loaned to IFR $48.8 million and IFR paid to the lenders under IFR's credit agreement approximately $49 million in full satisfaction of the approximately $84 million owed to the lenders under the credit agreement.

         The total amount of funds required by the Purchaser to purchase Shares pursuant to the Tender Offer and the Merger and for Aeroflex to make the loan to IFR for IFR to discharge its obligations to the lender's under IFR's credit agreement is approximately $60 million. The Purchaser will obtain the funds necessary for the purchase of Shares in the Tender Offer and the Merger from Aeroflex. IFR obtained substantially all of the funds necessary to make the required payments to its lenders from a loan from Aeroflex. Aeroflex has sufficient cash on hand and marketable securities to provide the required funds.

         A copy of the press release issued by Aeroflex announcing the completion of the tender offer is attached hereto as Exhibit 99.1.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Business Acquired.

         The financial statements of IFR required by this item will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 60 days after the date hereof.

(b)      Pro Forma Financial Information.

         The pro forma financial information as required by this item will be filed by amendment to the Current Report on Form 8-K as soon as practicable, but no later than 60 days after the date hereof.

(c)      Exhibits.

         99.1     Press Release, dated May 20, 2002.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    AEROFLEX INCORPORATED


                                    By: /s/ Michael Gorin
                                        ---------------------------------
                                    Name:   Michael Gorin
                                    Title:  President, Chief Financial Officer
                                            and Principal Accounting Officer

Dated:   May 21, 2002



                               EXHIBIT INDEX

  Exhibit No.     Description

  99.1            Press Release, dated May 20, 2002.